November 27, 2013

Timios National Corporation

4601 Northfairfax Road, Suite 1200

Arlington, VA 22203

Attention:	C. Thomas McMillen
President & CEO

Re:	Timios National Corporation, (the “Company”) // YA Global Investments, L.P. (“YA Global”) Exchange Agreement dated August 28, 2012 Certificate of Designations, Preferences and Rights of Series J dated August 28, 2012 and filed August 28, 2012 (the “Certificate of Designation”)

Dear Mr. McMillen:

Please accept this letter as YA Global’s written notice to you of our waiver of the Beneficial Ownership Limitation pursuant to Section 4.11 of the Certificate of Designation wherein it provides that:

“Neither YA Global Investments, L.P. nor any holder of the shares of Series J Preferred Stock who is an affiliate (as such term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of YA Global Investments, L.P. (a “Yorkville Holder”) shall be entitled to convert the Series J Preferred Stock or receive shares of Common Stock in exchange for Series J Preferred Stock to the extent that such conversion would, individually or in the aggregate, upon giving effect to such conversion, cause the number of shares of Common Stock beneficially owned by such Yorkville Holder(s) to exceed 9.99% of the outstanding shares of Common Stock following such conversion (the “Beneficial Ownership Limitation”) (which provision may be waived by such Yorkville Holder(s) by written notice from such Yorkville Holder(s) to the Company, which notice shall be effective sixty five (65) days after the date of such notice).”

1012 Springfield Avenue Mountainside NJ 07092 | p. 201.985.8300 | f 908.232.3647 | www.yorkvilleadvisors.com

Mountainside | London | Cornelius

Timios National Corporation	-page 2-
C. Thomas McMillen, President & CEO	November 27, 2013

Accordingly, this letter will confirm that YA Global’s waiver as noted herein will be effective on January 31, 2014 sixty-five (65) days from the date of notice (today, November 27, 2013).

YA Global’s waiver as set forth herein is not to be construed as representation of intent to convert the Series J Preferred Shares in any numeration or capacity.

Very truly yours,

YORKVILLE ADVISORS, LLC
Investment Manager to
YA Global Investments, L.P.

/s/ David Gonzalez
David Gonzalez
Managing Member & General Counsel

DG/jmh

1012 Springfield Avenue Mountainside, NJ 07092 | p. 201.985.8300 | f 908.232.3647 | www.yorkvilleadvisors.com

Mountainside | London | Cornelius

PARTICIPATION AGREEMENT

This PARTICIPATION AGREEMENT dated as of March 17, 2009 (the "Agreement") between YA Global Investments, L.P., an exempted limited partnership formed and registered in the Cayman Islands, having its registered office at Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands (the "Master Fund") and YA Offshore SPV 309, Ltd., an exempted company incorporated in the Cayman Islands, having its registered office at Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands (the "Participant").

RECITALS

WHEREAS, the Master Fund has acquired interests in various Securities (as defined below);

WHEREAS, the Master Fund wishes to contribute, and the Participant wishes to receive, an undivided participation interest in the Securities;

WHEREAS, the Participant was formed as a means to allocate any Proceeds (as defined below) received by the Master Fund with respect to the Securities to the investors (the "Redeeming Investors") that redeem from YA Offshore Global Investments, Ltd. (the "Offshore Fund") on or after March 31, 2009;

WHEREAS, the Master Fund intends to distribute the Participant Shares (as defined below) to the Offshore Fund, which in turn will distribute the Participant Shares to the Redeeming Investors to enable them to have a continuing interest in the Participation Interest (as defined below) following their redemption from the Offshore Fund; and

WHEREAS, the Master Fund and the Participant wish to set forth in this Agreement the terms and conditions under which such Participation (as defined below) will take place.

AGREEMENT

In consideration of the mutual covenants and agreements contained herein, the Master Fund and the Participant agree as follows:

1. Grant of Participation. (a) The Master Fund hereby grants without recourse to, or (except to the extent expressly provided herein) representation or warranty whatsoever by, the Master Fund, and the Participant hereby acquires from the Master Fund, an undivided Participation Interest[1] in the financial instruments, agreements and other assets held by the Master Fund (each, a "Security") as set forth in Schedule A hereto (the "Participation").

[1] "Participation Interest" means any and all right, title, interest, claims (including "claims" within the meaning of Section 101(5) of title 11, United States Code, as amended (the "Bankruptcy Code")) and causes of action of the Master Fund with respect to a Security, any guarantor, obligor, and any other Person (as defined below) that arise under, from, in, to or in connection with the Security Documents (as defined below) relating to such Security, solely to the extent related to each Security described in Schedule A.

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Schedule A reflects (i) the name of the issuer of or obligor under each Security (the "Issuer"); (ii) for the consideration set forth in Section 1(b) below, the value of each Security as of the Effective Date (as defined below) and (iii) where applicable, the number units of each Security subject to the Participation (*e.g.,* 100 common shares of an issuer) or (iv) where applicable, the Participant's Pro Rata Share (as defined below) of the securities or assets held by the Master Fund as of the Effective Date that are not in the form of units or otherwise divisible and subject to the Participation. For purposes of this Agreement, the Participant's "Pro Rata Share" of a Security held by the Master Fund that is not in the form of units or otherwise divisible shall be a fraction (expressed as a percentage), the numerator of which is the amount of such Participant's Participation in such Security and the denominator of which is the amount of the Master Fund's interest in such Security (such denominator shall be calculated without giving effect to such Participation or any other participation in such Security granted by the Master Fund).

(b) The effective date of the Participation is March 31, 2009 (the "Effective Date"). Consideration for the Participation shall be satisfied in the form of shares of the Participant issued to the Master Fund (the "Participant Shares"). This Agreement also sets forth the terms and conditions of the continuing administration by the Master Fund of the Participation acquired by the Participant hereunder and of each related Security and all credit agreements, promissory notes, guarantees, security documents, assignments, participations and other instruments and agreements related thereto (collectively, the "Security Documents").

(c) Upon the issue of the Participant Shares to the Master Fund and the Master Fund being listed on the books and records of the Participant as a beneficial owner of the Participant Shares ("Registration"), the Master Fund shall thereby be deemed to transfer and grant the Participation to the Participant, with effect from the Effective Date. In no event shall the Participation be deemed to be a loan from the Participant to the Master Fund.

(d) Upon Registration, the Participant shall thereby be deemed to have acquired the Participation, with effect from the Effective Date.

(e) The Participant shall have no interest in any payment on the Participation until Registration has occurred. Notwithstanding the date of Registration, the economic benefit of the Participation will accrue to the Participant as of the Effective Date.

(f) The Master Fund shall maintain records of all payments made by the Master Fund to the Participant hereunder. The records maintained by the Master Fund shall be conclusive and binding on the parties hereto in the absence of manifest error.

(e) To the extent the Security Documents do not provide for participations to be recorded in a register substantially as set forth in this paragraph, the Master Fund shall, acting for this purpose as a non-fiduciary agent of the issuer, maintain a register on which it enters the name of the Participant as the holder of the Participation (the "Participant Register"). Any permitted assignment or transfer of a Participation, and any further participations granted in a Security, may be effected in whole or in part only by registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Participant at any reasonable time and from time to time upon reasonable prior notice.

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2. Payments on Account of Securities. (a) When the Master Fund receives or collects a payment or prepayment of interest, principal or other proceeds derived from ownership of a Security (the "Proceeds"), in each case in respect of a Security in which the Participant has participated hereunder, the Master Fund will promptly pay to the Participant a payment of the relevant pro rata share of the Proceeds. For the avoidance of doubt, to the extent that the Master Fund receives other securities or assets of a Person[2] in connection with a Security participated hereunder, such securities or assets are part of the Participation. The Master Fund agrees that all amounts received or applied by the Master Fund in respect of the Participation shall be held by the Master Fund as agent for and for the sole benefit of the Participant.

(b) If the Master Fund makes any payment to the Participant and for any reason is required to return or to pay to any Person the corresponding payment by or for the account of the Issuers under the related Security, then the Participant will repay to the Master Fund upon request the amount paid to the Participant if such amounts have not yet been distributed to the Redeeming Investors by the Participant.

(c) The Participant covenants that it will furnish to the Master Fund such forms, certifications, statements and other documents as the Master Fund may request from time to time to evidence the Participant's exemption (if the Participant is exempt) from the withholding of any tax that would otherwise be imposed by any jurisdiction or to enable the Master Fund to comply with any applicable laws or regulations relating thereto. Without limiting the effect of the foregoing, the Participant will furnish to the Master Fund such forms, certifications, statements or documents as the Master Fund may reasonably request, duly executed and completed by the Participant as evidence of the Participant's exemption from the withholding of U.S. tax with respect thereto, solely to the extent that the Participant is actually exempt. The Master Fund shall not be obligated to make any payments hereunder to the Participant in respect of any Participation until the Participant shall have furnished to the Master Fund the requested form, certification, statement or document.

3. Relationship of Parties. Each of the parties hereto acknowledges and agrees that the relationship arising from this Agreement does not constitute or create a general agency, joint venture, partnership, trustee, employee relationship or franchise between the Participant on the one hand and the Master Fund on the other.

4. Modification of Security Documents, Etc. The Master Fund may, without the consent of the Participant: (a) agree to any amendment or other modification of any Security Document, (b) consent to any action or failure to act by any other party to any Security Document, (c) dispose of any Security or (d) exercise or refrain from exercising any right or remedy the Master Fund may have under any Security Document, including, without limitation, the right to commence or settle any claim in respect of a Security. The Participant shall not be entitled to any rights hereunder that are expressly prohibited by the Security Documents.

5. Representations and Warranties of the Master Fund. The Master Fund shall be deemed to represent and warrant to the Participant on and as of the Effective Date that:

---

2 "Person" means individuals, partnerships, corporations, banks, governmental authorities or bodies, and other entities of any kind.

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(a) The Master Fund is a duly formed and validly existing exempted limited partnership registered in the Cayman Islands in good standing under the laws of the Cayman Islands. The Master Fund has the requisite power and authority to execute, deliver and perform its obligations under this Agreement, including all documents executed in connection herewith, and to sell and grant the Participation hereunder.

(b) This Agreement has been duly and validly authorized, executed and delivered by the Master Fund and is legal, valid, binding and enforceable against the Master Fund in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

(c) The Participation represents an undivided Participation Interest in and to the Securities, as listed in the Schedule A, and the related Security Documents.

6. Representations and Warranties of the Participant. The Participant shall be deemed to represent and warrant to the Master Fund on and as of the Effective Date that:

(a) The Participant is a duly incorporated and validly existing exempted company incorporated in the Cayman Islands in good standing under the laws of the Cayman Islands. The Participant has the full power and authority to execute, deliver and perform its obligations under this Agreement, including all documents executed in connection herewith, and to purchase the Participation hereunder.

(b) This Agreement has been duly and validly authorized, executed and delivered by the Participant, and is legal, valid, binding and enforceable against the Participant in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

(c) The Participant is acquiring the Participation for its own account in the ordinary course of its investment business and not with the view to any resale or other distribution thereof. The Participant will not sell or otherwise transfer, or create or permit to exist any lien or security interest upon, or grant any participation or subparticipation in, all or any part of the Participation without the prior consent of the Master Fund, which consent shall not be unreasonably withheld.

7. Acknowledgments.

(a) The Participant and the Master Fund acknowledge that: (i) the transfer of the Participation by the Master Fund to the Participant will be irrevocable and without recourse and will be without representation or warranty, whether express or implied, of any kind or character by the Master Fund and the Participant, except as expressly provided in this Agreement, and (ii) the Master Fund and the Participant make no representation or warranty and assume no responsibility with respect to any statements, warranties, or representations made by any Person other than the Master Fund or the Participant in or in connection with the Security Documents with respect to each transaction, or the execution, legality, validity, or enforceability (with respect to any Person other than the Master Fund or the Participant) of any Security Documents.

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(b) The parties acknowledge and agree that for all U.S. tax purposes, the Participant is the tax owner, and each party will consistently treat the Participant as the tax owner, of the Securities subject to this Agreement.

(c) The Master Fund makes no representation or warranty and assumes no responsibility with respect to the financial condition, creditworthiness, properties, affairs, status or nature of any counterparty to the Security Documents or the performance or observance by any counterparty of any of its obligations under any Security Documents in connection with any transaction, or any other instrument or document.

(d) None of the Master Fund or its Affiliates (as defined below) shall have any responsibility or duty to ascertain, inquire into or verify (i) any statement, representation or warranty made by, or the accuracy, completeness, correctness or sufficiency of any information (or the validity, completeness or adequate disclosure of assumptions underlying any estimates, forecasts or projections contained in such information) provided directly or indirectly by, an Issuer, any of the Issuers' affiliates or any other Person, (ii) the performance or observance by any Issuer or any of the Issuers' affiliates of any provision of any Security Document to which it is a party (whether on, before or after the date hereof), (iii) the validity, effectiveness or genuineness of any Security Document or any other instrument or writing furnished in connection therewith, (iv) the filing, recording, or taking of any action with respect to any of the Security Documents, (v) the financial condition of any Issuer, any of its Affiliates or any other Person or (vi) (except as otherwise expressly provided herein) any other matter whatsoever relating to an Issuer, any of the Issuers' Affiliates, any other Person, the Securities, or the Participation.

8. Limitation on the Liability of the Master Fund.

(a) The Master Fund, its general partner, officers, investment manager and the limited partners, affiliates and employees thereof (collectively, excluding the Master Fund, the "Affiliates"), shall not be liable to the Participant for any error in judgment or for any action taken or omitted to be taken by the Master Fund or the Affiliates, except for gross negligence or willful misconduct of the Master Fund or the Affiliates. Without limiting the foregoing, the Master Fund and the Affiliates may rely on legal counsel, independent public accountants and other experts selected or accepted by the Master Fund and shall not be liable for any action taken or omitted to be taken in good faith by the Master Fund in accordance with the advice of such counsel, accountants or experts.

(b) Notwithstanding any of the foregoing to the contrary, the provisions of this Section 8 shall not be construed so as to provide for the exculpation of the Master Fund or the Affiliates for any liability (including liability under U.S. securities laws which, under certain circumstances, impose liability even on Persons that act in good faith), to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 8 to the fullest extent permitted by law.

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9. Indemnification.

(a) The Participant agrees to indemnify and hold harmless the Master Fund and the Affiliates for any and all liabilities, claims, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Master Fund or the Affiliates (in each case, including, without limitation, the fees, expenses and other client charges of attorneys for the Master Fund or the Affiliates), in any way relating to or arising out of any Security, any Security Document or the transactions contemplated thereby or the enforcement of any of the terms thereof, provided that such Participant shall not be liable for any of the foregoing to the extent that there has been a final judicial determination that they arise solely from the Master Fund's or the Affiliates' gross negligence or willful misconduct. This indemnity shall survive termination of this Agreement.

(b) Notwithstanding any of the foregoing to the contrary, the provisions of this Section 9 shall not be construed so as to provide for the indemnification of the Master Fund or the Affiliates for any liability (including liability under Federal securities laws which, under certain circumstances, impose liability even on Persons that act in good faith), to the extent (and only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 9 to the fullest extent permitted by law.

10. Assignment. The Master Fund may assign its rights under this Agreement without the prior consent of the Participant; provided, however, that the Master Fund may not delegate its obligations under this Agreement without the prior consent of the Participant (which shall not be unreasonably withheld or delayed).

11. Termination. With respect to the Participation, the terms of this Agreement and the obligations created hereunder shall no longer be applicable and the Participation shall be deemed cancelled upon the complete sale or liquidation by the Master Fund of all of the underlying Securities or receipt of the final payment thereon (in each case, as determined by the Master Fund). For the avoidance of doubt, the Participant hereby acknowledges that the Proceeds received with respect to a Security may be less than the par amount, face value, market value or other measure of such Security, and in such event, the Master Fund and its Affiliates shall have no liability to the Participant for such shortfall, the Participant shall have no recourse to or claim against the Master Fund and its Affiliates for such shortfall, and the Participant hereby irrevocably waives any such claim and releases the Master Fund and its Affiliates from any liability whatsoever in respect of such shortfall (subject to Section 8(b)). For the further avoidance of doubt, such termination shall not affect the indemnities set forth in Section 9.

12. Miscellaneous. (a) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

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(b) This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, U.S.A., without giving effect to the choice of laws provisions thereof.

(c) If either party pays any costs for which the other party is responsible, such other party shall, promptly upon the request of the party that shall have paid such amounts, reimburse such paying party for the full amount paid on such other party's behalf.

(d) Each of the parties hereto irrevocably consents and agrees that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of New Jersey, and hereby irrevocably accepts and submits to the exclusive jurisdiction of such court with respect to any such action, suit or proceeding. Each of the parties hereto waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings, brought in any such court and hereby waives, to the fullest extent permitted by applicable law, and agrees, not to plead or claim in any such court that any such action, suit or proceeding brought therein has been brought in an inconvenient forum.

(e) The parties hereby irrevocably and unconditionally waive, to the fullest extent permitted by applicable law, any right that they may have to trial by jury of any claim or cause of action, or in any legal proceeding directly or indirectly based upon or arising out of this Agreement or the transactions contemplated by this Agreement (whether based on contract, tort or any other theory).

(f) This Agreement may be amended in a writing and signed by each of the parties hereto.

(g) This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and their respective successors and permitted assigns.

(h) Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

(i) Each of the parties hereto shall promptly and duly execute and deliver any and all instruments and documents of further assurance and all such supplemental instruments and take such further action as the parties hereto may reasonably deem necessary to carry out the purposes and intent of this Agreement.

(j) This Agreement, together with the Security Documents, sets forth the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and there are no other agreements, arrangements or understandings, written or oral, relating to the matters covered hereby.

[*Remainder of page intentionally left blank*]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date above first written.

MASTER FUND:

YA GLOBAL INVESTMENTS, L.P.

By: Yorkville Advisors GP, LLC
its General Partner

By: ______________________
Name: David Gonzalez
Its: General Counsel & Managing Member

PARTICIPANT:

YA OFFSHORE SPV 309, LTD.

By: ______________________
Name: Mark Angelo
Its: Director

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